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                                                                    EXHIBIT 99.2

DYNEGY, INC.
1000 Louisiana Street Suite 5800
Houston, Texas 77002
Phone 713-507-6400 . Fax 713-507-3871
http://www.dynegy.com

news release                                            [DYNEGY LOGO]

DYNEGY ACHIEVES SIGNIFICANT MILESTONE IN CAPITAL RESTRUCTURING PROGRAM; 25 MILLION SHARES SOLD, NETTING $494 MILLION

   HOUSTON--(BUSINESS WIRE)--Dec. 20, 2001--As part of the company's capital restructuring program unveiled Monday, December 17, Dynegy Inc. (NYSE:DYN) today reported it has sold 25 million shares of Class A common stock at $20.75 per share in an underwritten public offering.

   Net proceeds from the sale totaling $494 million will be used to reduce debt, according to the company. Lehman Brothers acted as sole underwriter and retains a 10 percent over-allotment option for 30 days.

   Dynegy Inc. Chairman and Chief Executive Officer Chuck Watson said the issuance "is an important next step in the execution of our strategy to strengthen Dynegy's financial position in light of the changing financial standards in the energy merchant industry. The rapid execution of this equity offering demonstrates Dynegy's strong commitment to the capital restructuring program we outlined this past Monday."

   Watson also said that, separate from the equity offering completed yesterday, members of Dynegy's leadership team, including himself and President and Chief Operating Officer Steve Bergstrom, will purchase just over 1.2 million shares of equity at the same price, less underwriter fees, directly from the company.

   The company also notes that the $2.30 to $2.35 recurring 2002 fully diluted earnings per share guidance issued Monday contemplated a mid-year stock issuance. Because the shares issued yesterday will be outstanding for the full year, the company adjusted its 2002 guidance to $2.30 as a result of this offering.

   ChevronTexaco (NYSE:CVX), which currently owns 26.5 percent of Dynegy's outstanding common shares, has the right to retain its proportionate ownership interest in Dynegy's common stock.

   Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe. The company's website is www.dynegy.com.

   When available, copies of the prospectus supplement and prospectus relating to the offering may be obtained from Lehman Brothers. These documents will also be filed with the Securities and Exchange Commission and will be available at the SEC's website at http://www.sec.gov.

   The shares will be issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Dynegy common stock. An offering of


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shares of Dynegy common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.